PART III


                           EXHIBIT 6.2

                      EMPLOYMENT AGREEMENT

                   BY AND BETWEEN THE COMPANY

                      AND JOSEPH F. DeBERRY

                              DATED

                         AUGUST 5, 1997


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                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 5th day of August 1997, by and between FULL TILT SPORTS, INC., a Colorado corporation with its principal place of business located at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918 (hereinafter referred to as "Company" or "Employer") and Joseph F. DeBerry (hereinafter referred to as the "Employee").

     The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions hereinafter set forth.

          1. Term. Subject to the provisions for termination hereinafter provided, the initial term of this Agreement shall commence on September 1, 1997 and terminate on August 31, 1998, and shall continue thereafter on a year to year basis unless terminated by the Company by delivery of written notice to the Employee not later than thirty (90) days prior to the date for termination as indicated in said notice.

          2.             Compensation and Performance Review

          (a) For all services rendered by the Employee under this Agreement, commencing September 1, 1997, the Company shall be obligated to pay the Employee a salary of $30,000 per annum, payable in accordance with the Employer's regular payroll procedure.

          (b) Following the first anniversary of this Agreement (namely, on September 1, 1998, or as soon thereafter as practicable), and following each anniversary, if any, thereafter, the Company shall grant the Employee a performance and salary review for the purposes of gauging the performance of the Employee for the preceding year and adjusting the salary of the Employee hereunder looking to the results of such review and the Company's financial progress, among other things, as guides in such adjustments; provided, however, compensation payable to the Employee pursuant to this provision shall in no event be reduced from that fixed by Subparagraph (a) in this Section 2.

          3. Duties. Employee is engaged as the Vice President of the Company. In such capacities, Employee shall exercise detailed supervision over the operations of the Company subject, however, to control by the Board of Directors. The Employee shall perform all duties incident to the title of Vice President and such other duties as from time to time may be assigned to him by the Board of Directors.

          4.             Best Efforts of Employee.  The Employee shall
               devote his full time efforts to the business of the Company and to all of the duties that may be required by the terms of this
               Agreement to the reasonable satisfaction of the Company.   The

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               Employee shall at all times faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from him pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company. Such services shall be rendered at such other place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require. The Employee agrees not to engage in any employment or consulting work or any trade or business for his account or for or on behalf of any other person, firm or corporation, unless the Employee obtains prior written consent from the Board of Directors of the Company.

          5. Working Facilities. The Employee shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

          6. Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

          7. Vacation. The Employee shall be entitled each year to a vacation of a reasonable amount during which time his compensation shall be paid in full.

          8.             Disability.

          (a) Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of 3 months, the compensation payable to him for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.

          (b) The Employee's compensation thereafter shall be reduced to zero. The Employee shall receive full compensation upon his return to employment and regular discharge of his full duties hereunder. Should the Employee be absent from his employment for whatever cause for a continuous period of more than 365 calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

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          9.             Termination.

          (a) The Company may terminate this Agreement with cause at any time under immediate notice to the Employee thereof, and such notice having been given, this Agreement shall terminate in accordance therewith. For the purpose of this section, "cause" shall be defined as meaning such conduct by the Employee which constitutes in fact and/or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of the Board of Directors, of materially adversely affecting the Company and/or its reputation.

          (b) The Company may terminate this Agreement without cause by giving 90 days written notice to the Employee, and such notice having been given, this Agreement shall terminate in accordance therewith.

          (c) The Employee may terminate this Agreement without cause by giving 90 days written notice to the Company, and such notice having been given, this Agreement shall terminate in accordance therewith.

          (d) In the event of termination herein, the Employee shall be entitled to receive compensation based upon his prorated salary, up and until the date of termination. After the date of termination, the Employee shall not be entitled to receive additional compensation of any kind or nature from the Employer and all benefit and incentive programs then in place shall terminate.

          10. Confidentiality. The Employee shall not divulge to others any information he may obtain during the course of his employment relating to the business of the Company without first obtaining written permission of the Company.

          11. Notices. All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Company:

          Full Tilt Sports, Inc.
          5525 Erindale Drive, Suite 201
          Colorado Springs, Colorado  80918

and in the case of the Employee:

          Mr. Joseph F. DeBerry
          4155 Douglas Valley
          U.S. Air Force Academy, Colorado  80840

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          12.            Assignment of Agreement.  No party may assign or
               otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the other party hereto; and all the provisions of this Agreement shall be binding upon the respective employees, delegates, successors, heirs and assigns of the parties.

          13.            Survival of Representations, Warranties and
               Covenants. This Agreement and the representations, warranties, covenants and other agreements (however characterized or described) by both parties hereto and contained herein or made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement and any inspection or investigation made at any time with respect to any thereof until any and all monies, payments, obligations and liabilities which either party hereto shall have made, incurred or become liable for pursuant to the terms of this Agreement shall have been paid in full.

          14. Further Instruments. The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

          15. Severability. If any provisions of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms and the effect of such holding, declaration or pronouncement shall be limited to the territory or jurisdiction in which made.

          16. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act of occurrence shall not be deemed to be a consent to any other act of occurrence.

          17. General Provisions. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado. Except as otherwise expressly stated herein,

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               time is of the essence in performing hereunder.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understanding relating to the subject matter hereof, and this Agreement may not be modified or amended or any term of provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver of discharge is sought to be enforced. The headings of this Agreement are for convenience in reference only and shall not limit or otherwise affect the meaning thereof. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THE COMPANY:                            THE EMPLOYEE:

FULL TILT SPORTS, INC.
By:

/s/ Roger K. Burnett                    /s/ Joseph F. DeBerry
___________________________             __________________________
Roger K. Burnett, President             Joseph F. DeBerry

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